Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

DALLAS, Texas, November 19, 2015 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.021186 per unit, payable on December 14, 2015, to unit holders of record on November 30, 2015.

This month’s distribution increased from the previous month due to a slight increase in both production and pricing on the Texas Royalty Properties, whereas the Waddell Ranch Properties were in deficit this month and contributed nothing to this month’s distribution.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 71,614 barrels of oil and 426,766 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was (20,077) barrels of oil and (118,669) Mcf of gas. The average price for oil was $44.78 per bbl and for gas was $2.60 per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,312,920. Deducted from these would be the Lease Operating Expense (LOE) of $2,121,752, taxes of $382,487 and Capital Expenditures (CAPEX) of $2,401,024 totaling $4,905,264 resulting in a Net Profit of $(592,344) for the month of October. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in negative net by the Waddell Ranch Properties of $(444,258) to this month’s distribution. This amount along with the negative deficit carryover from prior periods brings deficit to be recouped to ($1,153,986). There is no distribution from the Waddell Ranch’s NPI for this month.

The 2015 ten workover well program has been completed and producing. The drill well program of ten vertical and two horizontal wells for the 2015 program was started in June 2015. During September, two wells were completed and producing, four other wells were being drilled and progressing to completion.

ConocoPhillips has advised the Trustee of the 2015 capital expenditure budget which will total $48 million for the entire Waddell Ranch Project and $22.5 million net to the Trust. There will be ten vertical wells, two horizontal wells, ten recompletions, and various facilities projects. The workover/recompletions have completed with the vertical/horizontal drilling beginning in June and the facilities work will occur throughout the year.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)		Gas(Mcf)		Oil(per bbl)	Gas(perMcf)
Current Month
Waddell Ranch	71,614	426,766	(20,077	)*	(118,669	)*	$44.78	$2.60	**
Texas Royalty Prop	26,550	36,184	25,222	*	31,374	*	$44.29	$4.96	**

Prior Month
Waddell Ranch	72,004	404,093	(16,908	)*	(12,897	)*	$41.66	$2.43	**
Texas Royalty Prop	25,629	32,985	24,347	*	31,336	*	$43.62	$4.04	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 26,550 barrels of oil and 36,184 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 25,222 barrels of oil and 31,374 Mcf of gas. The average price for oil was $44.29 per bbl and for gas was $4.96 per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,355,331. Deducted from these would be taxes of $208,200 resulting in a Net Profit of $1,147,130 for the month of October. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,089,773 to this month’s distribution.

General and Administrative Expenses deducted for the month were $102,301 resulting in a distribution of $987,482 to 46,608,796 units outstanding, or $.021186 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839